EX-99.CODE ETH



                                 HIGHMARK FUNDS
        CODE OF ETHICS PURSUANT TO SECTION 406 OF THE SARBANES-OXLEY ACT
                   OF 2002 FOR PRINCIPAL EXECUTIVE AND SENIOR
                               FINANCIAL OFFICERS

                               SEPTEMBER 17, 2003

I.       COVERED OFFICERS/PURPOSE OF THE CODE

         This Code of Ethics (this "Code") pursuant to Section 406 of the Sarbanes-Oxley Act of 2002 has been adopted by HighMark Funds (the "Trust") and applies to the Trust's Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer (the "Covered Officers," set forth in Exhibit
A) for the purpose of promoting:

         o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

         o full, fair, accurate, timely and understandable disclosure in reports and documents that the Trust files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Trust;

         o compliance with applicable laws and governmental rules and regulations;

         o the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

         o      accountability for adherence to the Code.

         Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to conflicts of interest.

II. COVERED OFFICERS SHOULD HANDLE ETHICALLY ACTUAL AND APPARENT CONFLICTS OF INTEREST

         OVERVIEW. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his or her service to, the Trust. For example, a conflict of interest would arise if a Covered Officer, or a member of the Covered Officer's family, receives improper personal benefits as a result of the Covered Officer's position with the Trust.

         Certain conflicts of interest arise out of the relationships between Covered Officers and the Trust and already are subject to conflict of interest provisions in the Investment Company Act of 1940 (including the regulations thereunder, the "1940 Act") and the Investment Advisers Act of 1940 (including the regulations thereunder, the "Investment Advisers Act"). For example, Covered Officers may not engage in certain transactions (such as the purchase or sale of portfolio securities or other property) with the Trust because of their status as "affiliated persons" of the Trust. The compliance programs and procedures of the Trust and its investment advisers (including sub-advisers), principal underwriter, administrator or sub-administrator (each a "Service Provider" and, collectively, the "Service Providers") are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code. See also Section V of this Code.

         Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between the Trust and its Service Providers of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether for the Trust or for a Service Provider, or for both), be involved in establishing policies and implementing decisions that will have different effects on the Service Providers and the Trust. The participation of the Covered Officers in such activities is inherent in the contractual relationships between the Trust and its Service Providers and is consistent with the performance by the Covered Officers of their duties as officers of the Trust. Thus, if performed in conformity with the provisions of the 1940 Act, the Investment Advisers Act, other applicable law and the Trust's organizational documents, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Trust's Board of Trustees (the "Board") that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes and that such service, by itself, does not give rise to a conflict of interest.

         Other conflicts of interest are covered by the Code, even if such conflicts of interest are not the subject of provisions of the 1940 Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed before the interest of the Trust, unless the personal interest has been disclosed to and approved by the Trust's Audit Committee (the "Committee").

                           *                *                 *              *

         Each Covered Officer must not:

         o use his or her personal influence or personal relationships to influence investment decisions or financial reporting by the Trust whereby the Covered Officer would benefit personally to the detriment of the Trust;

         o cause the Trust to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Trust; or

         o retaliate against any other Covered Officer or any employee of the Trust or its Service Providers for reports of potential violations that are made in good faith.

         There are some conflict of interest situations that should always be approved by the President of the Trust (or, with respect to activities of the President, by the chairman of the Committee). These conflict of interest situations are listed below:

         o service on the board of directors or governing board of a publicly traded entity;

         o the receipt of any non-nominal gifts valued in excess of $100 from persons or entities who have or are seeking business relationships with the Trust;

         o the receipt of any entertainment from any company with which the Trust has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

         o any ownership interest in, or any consulting or employment relationship with, any entities doing business with the Trust, other than a Service Provider or an affiliate of a Service Provider. This restriction shall not apply to or otherwise limit the ownership of publicly traded securities so long as the Covered Person's ownership does not exceed more than 2% of the outstanding securities of the relevant class.

         o a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Trust for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment with a Service Provider or its affiliates. This restriction shall not apply to or otherwise limit (i) the ownership of publicly traded securities so long as the Covered Person's ownership does not exceed more than 2% of the particular class of security outstanding or (ii) the receipt by a Service Provider or an affiliate of research or other benefits in exchange for "soft dollars."

III.     DISCLOSURE AND COMPLIANCE

         o Each Covered Officer should familiarize himself or herself with the disclosure requirements generally applicable to the Trust;

         o each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Trust to others, whether within or outside the Trust, including to the Trust's Board and auditors, and to governmental regulators and self-regulatory organizations;

         o each Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Trust and the Service Providers or with counsel to the Trust with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Trust files with, or submits to, the SEC (which, for the sake of clarity, does not include any sales literature, omitting prospectuses, or "tombstone" advertising prepared by the Trust's principal underwriter) and in other public communications made by the Trust; and

         o it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.      REPORTING AND ACCOUNTABILITY

         Each Covered Officer must:

         o upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Trust that he or she has received, read and understands the Code;

         o annually thereafter affirm to the Trust that he or she has complied with the requirements of the Code;

         o provide full and fair responses to all questions asked in the Trust's periodic Trustee and Officer Questionnaire as well as with respect to any supplemental request for information; and

         o notify the President of the Trust promptly if he or she knows of any material violation of this Code (with respect to violations by a President, the Covered Officer shall report to the chairman of the Committee). Failure to do so is itself a violation of this Code.

         The President of the Trust is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, any approvals or waivers sought by the President will be considered by the Committee.

         The Trust will follow these procedures in investigating and enforcing this Code (in the case of a suspected violation of this Code by the President, the actions specified below to be taken by the President will instead be the responsibility of the chairman of the Committee):

         o the President will take all appropriate action to investigate any potential material violations reported to him, which may include the use of internal or external counsel, accountants or other personnel;

         o if, after such investigation, the President believes that no material violation has occurred, the President is not required to take any further action;

         o any matter that the President believes is a material violation will be reported to the Committee;

         o if the Committee concurs that a material violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of a Service Provider or its board; or a recommendation to dismiss the Covered Officer;

         o the Committee will be authorized to grant waivers, as it deems appropriate; and

         o any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.       OTHER POLICIES AND PROCEDURES

         This Code shall be the sole code of ethics adopted by the Trust for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Trust or the Service Providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they conflict with the provisions of this Code. The Trust's and its Service Providers' codes of ethics under Rule 17j-1 under the 1940 Act and the Service Providers' more detailed compliance policies and procedures are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.      AMENDMENTS

         Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board.

VII.     CONFIDENTIALITY

         All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone except as authorized by the Board.

VIII.    INTERNAL USE

         The Code is intended solely for the internal use by the Trust and does not constitute an admission, by or on behalf of the Trust, as to any fact, circumstance or legal conclusion.

                                    EXHIBIT A
                           APPROVED DECEMBER 16, 2005
     REVISED: EFFECTIVE DATE OF A FUND'S CONVERSION TO PFPC FUND ACCOUNTING


PERSONS COVERED BY THIS CODE OF ETHICS
--------------------------------------

---------------------------- -------------------------- --------------------------- -------------------------
           TRUST                PRINCIPAL EXECUTIVE        PRINCIPAL FINANCIAL        PRINCIPAL ACCOUNTING
                                      OFFICER                    OFFICER                    OFFICER
---------------------------- -------------------------- --------------------------- -------------------------
---------------------------- -------------------------- --------------------------- -------------------------
HighMark Funds                - President               - Controller & Chief        - Controller & Chief
                                                        Financial Officer,          Financial Officer
                                                        - Treasurer
---------------------------- -------------------------- --------------------------- -------------------------